GCX Holdings-Wizard

Mid-Ohio-Con Acquisition Transaction

Overview: This letter of intent will outline the terms of a transaction in which Kicking The Can LLC and its affiliates (collectively “Wizard”) will acquire Mid-Ohio-Con from GCX Holdings LLC (“GCX”).

Acquisition: Wizard shall acquire certain assets of GCX (the “Transaction”), inclusive of the Mid-Ohio-Con and Ohio Comic-Con names along with their marks, symbols and associated rights.  GCX shall provide Wizard with all email lists and all other promotional materials necessary to assist Wizard in the marketing of Mid-Ohio-Con and said lists shall become the property of Wizard.  This agreement will refer to “Mid-Ohio-Con and that any such change will have no bearing on this agreement or either party’s obligations thereunder.  Wizard shall take no ownership interest in GCX and shall not be bound by any liabilities, if any, associated with GCX.

Consideration: Wizard will pay total consideration of $77,500 for the Transaction comprised of an Initial Purchase Price of $60,000 and a 5-year consulting agreement with GCX for $3,500 per year payable in annual installments commencing in the year after the $60,000 Initial Purchase Price has been paid in full.  The $60,000 purchase price will be paid out based on an annual royalty from Wizard’s revenue from Artist Alley/Creators’ Common tables, Exhibitor Booths, Sponsorship and related revenue streams (collectively “Exhibitor Revenue”) from Mid-Ohio-Con.  For the avoidance of doubt, GCX will not be entitled to any revenue royalty related to box office ticket sales or merchandise sales.  The GCX revenue royalty will be equal to 25% of the first $40,000 of Exhibitor Revenue and 10% on amounts in excess of $40,000 for each annual Event with a $60,000 cap on cumulative payments.  Payments shall be rendered within 30 calendar days of the Event each year via check or wire transfer.

Timing: The Transaction will occur as of the date herein.  This agreement shall have a term (the “Restricted Term”) equal to the greater of 5 years or the time necessary to pay out the $60,000 purchase price under the revenue royalty structure.

Expense Reimbursement: GCX shall be entitled to reimbursement of expenses directly related to convention and sponsorship sales and attendance at the Event during the Restricted Period, provided said expenses have been pre-approved by Wizard.  Any travel directly related to conventions will be at the discretion of Wizard based upon GCX’s necessity for presence at said convention as may be deemed necessary by Wizard.

Responsibilities: GCX agrees to use its best efforts to promote the Event during the Restricted Period.  Furthermore, GCX agrees that for three (3) years following this agreement, it shall provide Wizard with assistance relating to the running of Mid-Ohio-Con including, but not limited to, contacts with convention centers, marketing, show management, municipal assistance, assistance with programming, artists, guests, exclusives and any and all other aspects of Mid-Ohio that Wizard may deem necessary and integral to the effective promotion and execution of Mid-Ohio-Con.

Titles: James Henry will have the title of Managing Director of the Event and Bill Henry will have the title of Creative Director of the Event.

Confidentiality: GCX agrees that all confidential and proprietary information, including information concerning the Transaction and all future endeavors is involved in with Wizard, its customers, marketing and business plans, and any other information shall be kept confidential.  GCX agrees not to disclose any such information or the terms of this agreement to others outside of Wizard without Wizard’s written consent.  All parties agree to keep the terms and conditions of this agreement confidential.

Mutual Non-Competition: GCX agrees not to set up in business as a direct competitor of the Event, or work with a company that competes with Wizard during the Restricted Term.  In doing so GCX agrees not to work for any of the following competitors including but not limited to: San Diego International Comic Con, any Reed Exhibition pop culture show including New York Comic Con and Chicago’s C2E2; Wondercon, Megacon, Long Beach Comic Con, Gen Con, Fan Expo, and Dragon Con.  Wizard agrees not to set up in business as a direct competitor of Mid-Ohio-Con.  For the avoidance of doubt, Wizard will be prohibited from owning, operating, or sponsoring any anime, comic book, fantasy, gaming, manga, pop culture, toy or comparable convention or exposition other than Mid-Ohio-Con within the greater Columbus, OH metropolitan area.

Announcement: This transaction will be announced on Saturday, November 13, 2010 at Wizard World Austin Comic Con.

Accepted and Agreed to on November 13, 2010:

Kicking The Can LLC	GCX Holdings LLC

/s/ Peter Katz	/s/ James H. Henry
Peter Katz	James H. Henry
Vice President Business Affairs	Managing Member